                                                                     Exhibit 5.1


                  [letterhead of Harter, Secrest & Emery LLP]



                                 March 6, 1998



Health Management Associates, Inc.
5811 Pelican Bay Boulevard
Suite 500
Naples, Florida  34108-2710

    Re: Health Management Associates, Inc.
        Registration Statement on Form S-3

Ladies and Gentlemen:

    You have requested our opinion in connection with your Registration Statement on Form S-3, as amended (Registration No. 333-46707), filed under the Securities Act of 1933, as amended (the "Registration Statement"), with the Securities and Exchange Commission in respect of the proposed issuance and sale by Health Management Associates, Inc., a Delaware corporation (the "Corporation"), of up to U.S. $300,000,000 in aggregate principal amount of debt securities of the Corporation (the "Debt Securities"), subject to effectiveness of the Registration Statement and as contemplated by a certain indenture to be executed by the Corporation and such trustee as may be selected by the executive officers of the Corporation (as the same is executed, and amended and supplemented, the "Indenture") and a certain underwriting agreement to be executed by the Corporation and such firm or firms of investment bankers as may be selected by the executive officers of the Corporation (the "Underwriters") (as the same is executed, and amended and supplemented, the "Underwriting Agreement").

    We have examined the following documents and corporate records and proceedings of the Corporation in connection with the preparation of this opinion: the Corporation's Restated Certificate of Incorporation, as amended; the Corporation's By-laws, as in force and effect on this date; certain minutes and records of other proceedings of the Corporation's stockholders and Board of Directors; the Registration Statement and related Prospectus which constitutes a part thereof; applicable provisions of the laws of the State of Delaware; and such other documents and matters as we have deemed necessary in the circumstances.

    In rendering this opinion, we have made such examination of laws as we have deemed relevant for the purposes hereof. As to various questions of fact material to this opinion, we have relied upon representations and certificates of officers of the Corporation, certificates and documents issued by public officials and authorities, and certain information received from searchers of public records.
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Health Management Associates, Inc.
March 6, 1998
Page 2


    Based upon and in reliance on the foregoing, we are of the opinion that:

    1. The Corporation has been duly incorporated and is validly existing under the laws of the State of Delaware.

    2. The Corporation has the authority to issue the Debt Securities upon the effectiveness of the Registration Statement and upon execution by the respective parties thereto of the Indenture and the Underwriting Agreement.

    3. The Debt Securities sold to the Underwriters, upon issuance in accordance with the terms and provisions of the Indenture, the Underwriting Agreement and the Registration Statement, will be duly authorized and legally issued and will be binding obligations of the Corporation.

    We hereby consent to be named in the Registration Statement and to the use of our name under the caption "Validity of Debt Securities" set forth in the related Prospectus which constitutes a part of the Registration Statement, as attorneys who will pass upon the validity of the Debt Securities, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,


                              /s/ Harter, Secrest & Emery LLP